Exhibit 10.25

Exhibit A

to Notice of Stock Option Exercise

RESTRICTED STOCK AGREEMENT

Purchase of Restricted Stock under the Genocea Biosciences, Inc. 2007 Equity Incentive Plan

1.                                      Purchase and Transfer of Restricted Stock.

a.                                      This Restricted Stock Agreement (the “Agreement”) evidences a transfer of Restricted Stock (as defined below) by Genocea Biosciences, Inc., a Delaware corporation (the “Company”), on Nov 7, 2013 (the “Purchase Date”), to Katrine Bosley (the “Participant”) pursuant to the Company’s 2007 Equity Incentive Plan (as from time to time in effect, the “Plan”).  Unless otherwise defined herein, capitalized terms used herein have the meanings set forth in the Plan.

b.                                      Pursuant to the Notice of Stock Option Exercise to which this Agreement is attached, the Participant is electing to exercise the nonstatutory stock option (the “Stock Option”) granted to the Participant under the Plan and pursuant to the Nonstatutory Stock Option award dated February 4, 2013, by and between the Company and the Participant (the “Option Award”), with respect to such Stock Option, which will include the purchase of 300,628 shares of Stock that have not become vested under the vesting schedule set forth in the Option Award (the “Restricted Stock”).

c.                                       As required by the Option Award, as a condition to the Participant’s election to exercise the Stock Option with respect to shares of Stock that have not so become vested, the Participant hereby agrees to the terms and conditions of this Agreement with respect to the Restricted Stock.

2.                                      Terms and Conditions.

It is understood and agreed that the Restricted Stock is subject to the following terms and conditions:

a.                                      Vesting.  The Restricted Stock shall vest (i) as to 7,708 shares (which is equal to one forty-eighth (1/48th) of the total number of shares of Stock subject to the Stock Option) on a monthly basis with the first such vesting date being December 4, 2013 and with monthly vesting thereafter on the fourth (4th) day of each subsequent month, subject to the Participant’s continued service on the Board on each such vesting date; and (ii) as to 100% of the shares of Restricted Stock immediately prior to a Covered Transaction, subject to the Participant’s continued service on the Board immediately prior to the consummation of the Covered Transaction.

b.                                      Company Repurchase Right.

i.                                          If the Participant’s service on the Board is terminated for any reason, the Company shall have the right and option (the “Repurchase Option”) for ninety (90) days from the later to occur of (x) the date of such termination of service or (y) the date that is six (6)

months plus one (1) day following the latest date on which the Participant acquired the Restricted Stock, to repurchase any and all of the shares of Restricted Stock that are outstanding at the time of such termination at the purchase price paid by the Participant for such shares.  The Company may exercise its Repurchase Option by delivering personally or by registered mail, to the Participant (or the Participant’s transferee or legal representative, as the case may be), a notice in writing indicating the Company’s intention to exercise the Repurchase Option and a check in the amount of the aggregate repurchase price.  Upon delivery of such notice and payment of the aggregate repurchase price with respect to such shares, the Company shall become the legal and beneficial owner of the shares of Restricted Stock being repurchased and the rights and interests therein or relating thereto, and the Company shall have the right to retain and transfer to its own name the number of shares of Restricted Stock being repurchased by the Company.

ii.                                       Whenever the Company shall have the right to repurchase shares of Restricted Stock hereunder, the Company may designate and assign one or more employees, officers, directors or stockholders of the Company or other persons or organizations to exercise all or a part of the Company’s Repurchase Option under this Agreement and purchase all or a part of such shares of Restricted Stock.

iii.                                    The Repurchase Option shall terminate in accordance with the vesting schedule set forth in Section 2(a) above.

c.                                       Certificates.  Each certificate issued in respect of shares of Restricted Stock shall be deposited with the Company, or its designee, together with, if requested by the Company, a stock power executed in blank by the Participant, and shall bear a legend determined by the Company that discloses the restrictions on transferability imposed on such shares.  Upon the vesting of the shares of Restricted Stock, a certificate or certificates evidencing such shares shall be delivered to the Participant or other evidence of unrestricted shares of Stock shall be provided to the Participant.

d.                                      Dividends.  If any property (including cash) is distributed with respect to a share of Restricted Stock (the “associated share”), including without limitation a distribution of Stock by reason of a stock dividend, stock split or otherwise, or a distribution of other securities with respect to an associated share, such property shall be subject to the restrictions of this Agreement in the same manner and for so long as the associated share remains subject to such restrictions, and shall be promptly forfeited if and when the associated share is so forfeited.

e.                                       Transferability.  The Restricted Stock may be transferred only as the Administrator expressly provides in writing.

3.                                      Provisions of the Plan.

The Restricted Stock is subject to the provisions of the Plan, which is incorporated herein by reference.  A copy of the Plan as in effect on the Purchase Date has been furnished to the Participant.  The Participant agrees to be bound by the terms of the Plan and this Agreement.  For purposes of this Agreement and any determinations to be made by the Administrator, the determinations by the Administrator shall be binding upon the Participant.

4.                                      Representations.

The Participant has reviewed with her own tax advisors the federal, state, local and foreign tax consequences of the investment and the transactions contemplated by this Agreement.  The Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents.  The Participant understands that she (and not the Company) shall be responsible for her own tax liability that may arise as a result of the investment and the transactions contemplated by this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its duly authorized officer.

GENOCEA BIOSCIENCES INC.

		By:	/s/ ROBERT E. FARRELL
Robert E. Farrell
VP Finance and Administration

		Dated:	Nov 7, 2013

Acknowledged and Agreed:

By:	/s/ KATRINE BOSLEY
Katrine Bosley

Dated:	Nov 7, 2013